Exhibit 99.1

C.H. Robinson Worldwide, Inc.

14701 Charlson Road

Eden Prairie, Minnesota 55347

Andrew Clarke, Chief Financial Officer (952) 683-3474

Tim Gagnon, Director, Investor Relations (952) 683-5007

FOR IMMEDIATE RELEASE

C.H. ROBINSON REPORTS THIRD QUARTER RESULTS

MINNEAPOLIS, October 25, 2016 – C.H. Robinson Worldwide, Inc. (“C.H. Robinson”) (NASDAQ: CHRW), today reported financial results for the quarter ended September 30, 2016. Summarized financial results are as follows (dollars in thousands, except per share data):

	Three months ended September 30,			Nine months ended September 30,
	2016	2015	% change	2016	2015	% change
Total revenues	$3,355,754	$3,419,253	-1.9%	$9,729,438	$10,265,231	-5.2%

Net revenues:
Transportation
Truckload	$309,027	$344,715	-10.4%	$960,451	$977,641	-1.8%
LTL	96,447	94,190	2.4%	287,518	271,084	6.1%
Intermodal	7,676	10,168	-24.5%	25,961	32,219	-19.4%
Ocean	56,506	58,322	-3.1%	175,243	167,578	4.6%
Air	19,897	20,248	-1.7%	58,424	60,483	-3.4%
Customs	12,320	12,012	2.6%	34,649	33,248	4.2%
Other logistics services	26,771	20,436	31.0%	76,965	61,331	25.5%

Total transportation	528,644	560,091	-5.6%	1,619,211	1,603,584	1.0%
Sourcing	29,818	28,484	4.7%	96,801	94,119	2.8%

Total net revenues	558,462	588,575	-5.1%	1,716,012	1,697,703	1.1%

Operating expenses	347,195	355,864	-2.4%	1,072,046	1,053,972	1.7%

Operating income	211,267	232,711	-9.2%	643,966	643,731	0.0%
Net income	$129,028	$139,432	-7.5%	$391,081	$383,116	2.1%

Diluted EPS	$0.90	$0.96	-6.2%	$2.73	$2.63	3.8%

“We expected a challenging pricing environment in 2016 as shippers focus on reducing their transportation costs. Despite the decrease in some of our key financial metrics in the third quarter, we feel confident that we are making good progress on our long-term plans,” said John Wiehoff, CEO and Chairman. “We are adapting to the market conditions by achieving profitable volume growth and continuing to focus on improving our customers’ supply chain outcomes.”

Our truckload net revenues decreased 10.4 percent in the third quarter of 2016 compared to the third quarter of 2015. Our total truckload volumes increased approximately 7.5 percent in the third quarter of 2016 compared to the third quarter of 2015. North American truckload volumes also increased approximately 7.5 percent over the same period. Our truckload net revenue margin decreased in the third quarter of 2016 compared to the third quarter of 2015, due primarily to lower customer pricing. In North America, excluding the estimated impacts of the change in fuel prices, our average truckload rate per mile charged to our customers decreased approximately 5.5 percent in the third quarter of 2016 compared to the third quarter of 2015. In North America, our truckload transportation costs decreased approximately 3.5 percent, excluding the estimated impacts of the change in fuel prices.

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C.H. Robinson Worldwide, Inc.

October 25, 2016

Our less than truckload (“LTL”) net revenues increased 2.4 percent in the third quarter of 2016 compared to the third quarter of 2015. LTL volumes increased approximately 4.5 percent in the third quarter of 2016 compared to the third quarter of 2015. Net revenue margin decreased slightly in the third quarter of 2016 compared to the third quarter of 2015.

Our intermodal net revenues decreased 24.5 percent in the third quarter of 2016 compared to the third quarter of 2015. This was primarily due to net revenue margin declines. During the third quarter of 2016, intermodal opportunities were negatively impacted by the alternative lower cost truck market.

Our ocean transportation net revenues decreased 3.1 percent in the third quarter of 2016 compared to the third quarter of 2015. The decrease in net revenues was primarily due to higher cost of capacity and pressured margins on fixed price business, resulting primarily from the Hanjin Shipping Co. bankruptcy.

Our air transportation net revenues decreased 1.7 percent in the third quarter of 2016 compared to the third quarter of 2015. The decrease was due to decreased net revenue margin, offset partially by increased volumes.

Our customs net revenues increased 2.6 percent in the third quarter of 2016 compared to the third quarter of 2015. The increase was primarily due to increased transaction volumes.

Our other logistics services net revenues, which includes managed services, warehousing, and small parcel, increased 31.0 percent in the third quarter of 2016 compared to the third quarter of 2015 primarily from growth in managed services.

Sourcing net revenues increased 4.7 percent in the third quarter of 2016 compared to the third quarter of 2015. This increase was primarily due to a case volume increase across a variety of commodities and services, partially offset by a decrease in net revenue per case.

For the third quarter, operating expenses decreased 2.4 percent to $347.2 million in 2016 from $355.9 million in 2015. Operating expenses as a percentage of net revenues increased to 62.2 percent in the third quarter of 2016 from 60.5 percent in the third quarter of 2015.

For the third quarter, personnel expenses decreased 2.7 percent to $256.9 million in 2016 from $264.1 million in 2015. For the third quarter, our average headcount grew 4.5 percent compared to the third quarter of 2015. The decrease in personnel expense was due to decreased expenses related to incentive plans that are designed to keep expenses variable with changes in net revenues and profitability, partially offset by the increase in average headcount.

For the third quarter, other selling, general, and administrative expenses decreased 1.6 percent to $90.3 million in 2016 from $91.8 million in 2015. This was primarily due to a decrease in claims and the allowance for doubtful accounts, partially offset by increases in other areas.

As previously announced, we acquired APC Logistics, a provider of freight forwarding and customs brokerage services in Australia and New Zealand. The acquisition was completed at the close of business on September 30, 2016. The $229 million acquisition expands our global presence and brings additional capabilities and expertise to our portfolio. APC Logistics employs approximately 300 people and has seven offices in Australia and two offices in New Zealand.

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C.H. Robinson Worldwide, Inc.

October 25, 2016

About C.H. Robinson

At C.H. Robinson, we believe in accelerating global trade to seamlessly deliver the products and goods that drive the world’s economy. Using the strengths of our knowledgeable people, proven processes and global technology, we help our customers work smarter, not harder. As one of the world’s largest third-party logistics providers (3PL), we provide a broad portfolio of logistics services, fresh produce sourcing and Managed Services for more than 110,000 customers and 68,000 contract carriers through our integrated network of offices and more than 14,000 employees. In addition, the company, our Foundation and our employees contribute millions of dollars annually to a variety of organizations. Headquartered in Eden Prairie, Minnesota, C.H. Robinson (CHRW) has been publicly traded on the NASDAQ since 1997. For more information, visit http://www.chrobinson.com or view our company video at https://www.chrobinson.com/en/us/About-Us/.

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to such factors as changes in economic conditions, including uncertain consumer demand; changes in market demand and pressures on the pricing for our services; competition and growth rates within the third party logistics industry; freight levels and increasing costs and availability of truck capacity or alternative means of transporting freight, and changes in relationships with existing truck, rail, ocean and air carriers; changes in our customer base due to possible consolidation among our customers; our ability to integrate the operations of acquired companies with our historic operations successfully; risks associated with litigation and insurance coverage; risks associated with operations outside of the U.S.; risks associated with the potential impacts of changes in government regulations; risks associated with the produce industry, including food safety and contamination issues; fuel prices and availability; the impact of war on the economy; and other risks and uncertainties detailed in our Annual and Quarterly Reports.

Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update such statement to reflect events or circumstances arising after such date. All remarks made during our financial results conference call will be current at the time of the call and we undertake no obligation to update the replay.

Conference Call Information:

C.H. Robinson Worldwide Third Quarter 2016 Earnings Conference Call

Wednesday, October 26, 2016 8:30 a.m. Eastern Time

The call will be limited to 60 minutes, including questions and answers. We invite call participants to submit questions in advance of the conference call and we will respond to as many of the questions as we can in the time allowed. To submit your question(s) in advance of the call, please email adrienne.brausen@chrobinson.com.

Presentation slides and a simultaneous live audio webcast of the conference call may be accessed through the Investor Relations link on C.H. Robinson’s website at www.chrobinson.com.

To participate in the conference call by telephone, please call ten minutes early by dialing: 877-269-7756

International callers dial +1-201-689-7817

Callers should reference the conference ID, which is 13646518

Webcast replay available through Investor Relations link at www.chrobinson.com

Telephone audio replay available until 11:30 a.m. Eastern Time on November 2, 2016: 877-660-6853;

passcode: 13646518#

International callers dial +1-201-612-7415

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C.H. Robinson Worldwide, Inc.

October 25, 2016

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited, in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Revenues:
Transportation	$2,998,583	$3,044,500	$8,593,767	$9,122,479
Sourcing	357,171	374,753	1,135,671	1,142,752

Total revenues	3,355,754	3,419,253	9,729,438	10,265,231

Costs and expenses:
Purchased transportation and related services	2,469,939	2,484,409	6,974,556	7,518,895
Purchased products sourced for resale	327,353	346,269	1,038,870	1,048,633
Personnel expenses	256,883	264,077	804,631	783,220
Other selling, general, and administrative expenses	90,312	91,787	267,415	270,752

Total costs and expenses	3,144,487	3,186,542	9,085,472	9,621,500

Income from operations	211,267	232,711	643,966	643,731

Interest and other expense	(7,426)	(6,559)	(22,463)	(22,058)

Income before provision for income taxes	203,841	226,152	621,503	621,673
Provisions for income taxes	74,813	86,720	230,422	238,557

Net income	$129,028	$139,432	$391,081	$383,116

Net income per share (basic)	$0.90	$0.96	$2.73	$2.63
Net income per share (diluted)	$0.90	$0.96	$2.73	$2.63

Weighted average shares outstanding (basic)	142,611	144,578	143,040	145,423
Weighted average shares outstanding (diluted)	142,883	144,782	143,245	145,601

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C.H. Robinson Worldwide, Inc.

October 25, 2016

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands)

	September 30, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$224,449	$168,229
Receivables, net	1,682,686	1,505,620
Other current assets	60,414	56,849

Total current assets	1,967,549	1,730,698

Property and equipment, net	226,470	190,874
Intangible and other assets	1,470,043	1,262,786

Total assets	$3,664,062	$3,184,358

Liabilities and stockholders’ investment
Current liabilities:
Accounts payable and outstanding checks	$897,694	$783,883
Accrued compensation	95,572	146,666
Accrued income taxes	10,753	12,573
Other accrued expenses	70,779	55,475
Current portion of debt	725,000	450,000

Total current liabilities	1,799,798	1,448,597

Noncurrent income taxes payable	18,843	19,634
Deferred tax liabilities	75,531	65,460
Long-term debt	500,000	500,000
Other long term liabilities	223	217

Total liabilities	2,394,395	2,033,908

Total stockholders’ investment	1,269,667	1,150,450

Total liabilities and stockholders’ investment	$3,664,062	$3,184,358

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C.H. Robinson Worldwide, Inc.

October 25, 2016

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands, except operational data)

	Nine months ended September 30,
	2016	2015
Operating activities:
Net income	$391,081	$383,116
Stock-based compensation	30,626	43,512
Depreciation and amortization	52,716	49,513
Provision for doubtful accounts	2,738	11,975
Deferred income taxes	21,832	(8,356)
Other	566	459
Changes in operating elements, net of acquisitions:
Receivables	(137,813)	(39,051)
Prepaid expenses and other	(12,148)	(6,347)
Other non-current assets	(2,793)	124
Accounts payable and outstanding checks	93,510	23,037
Accrued compensation and profit-sharing contribution	(50,105)	(3,585)
Accrued income taxes	(3,159)	17,774
Other accrued liabilities	(10,223)	(7,728)

Net cash provided by operating activities	376,828	464,443

Investing activities:
Purchases of property and equipment	(56,125)	(19,317)
Purchases and development of software	(14,986)	(13,494)
Restricted cash	—	359,388
Acquisitions, net of cash	(220,203)	(367,108)
Other	(735)	535

Net cash used for investing activities	(292,049)	(39,996)

Financing activities:
Borrowings on line of credit	4,415,000	5,508,000
Repayments on line of credit	(4,140,000)	(5,583,000)
Net repurchases of common stock	(129,302)	(159,059)
Excess tax benefit on stock-based compensation	17,207	7,298
Cash dividends	(191,129)	(171,448)

Net cash used for financing activities	(28,224)	(398,209)
Effect of exchange rates on cash	(335)	(12,091)

Net change in cash and cash equivalents	56,220	14,147
Cash and cash equivalents, beginning of period	168,229	128,940

Cash and cash equivalents, end of period	$224,449	$143,087

	As of September 30,
	2016	2015
Operational Data:
Employees (1)	14,023	13,156

(1) Includes 313 APC Logistics employees added on September 30, 2016

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